Exhibit 10.18

2014 CASH INCENTIVE PLAN

Purpose:

The Mobile Iron, Inc. (the “Company”) 2014 Cash Incentive Plan (the “Plan”) is applicable to our Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission), other than our Senior Vice President of Sales, and certain other executives as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) . The Plan is designed to reward the participants for assisting the Company in achieving its operational goals through exemplary performance. The overarching intent in setting and achieving the goals is to build long-term stockholder value.

Determination of 2014 Cash Bonuses:

Under the Plan, cash bonuses, if any, will be based on the achievement by the Company of worldwide adjusted pro forma revenue and gross margin targets as determined at the discretion of the Compensation Committee of the Board of Directors or, in the case of our Chief Executive Officer, the Board of Directors. Target bonuses for Named Executive Officers participating in the plan are 25% of the participant’s 2014 on-target earnings, and target bonuses for other participants are 20% of the participant’s on-target earnings. The Board and the Compensation Committee reserve the right to modify these goals and criteria or to otherwise amend or terminate the Plan at any time.